iSYS, LLC	WidePoint Corporation
7926 Jones Branch Road, Suite 520	One Lincoln Center
McLean, VA 22102	Suite 1100
703-349-5644 Phone	Oakbrook Terrace, IL 60181
http://www.isysllc.com	630-629-0003 Phone
http://www.widepoint.com

A WidePoint Corporation News Release	News Release: FINAL
FOR IMMEDIATE RELEASE

WidePoint Acquires iSYS

WidePoint significantly expands presence in growing identity assurance and mobile technology management markets

FAIRFAX, Va. – January 2, 2008 – WidePoint Corporation (AMEX: WYY), a leading provider of information technology and identity assurance management services, announced today that it executed definitive agreements to acquire iSYS LLC, an advanced information technology solutions provider to the US federal government focused on information technology assurance, forensic informatics and mobile communications optimization and management services.

iSYS, headquartered in McLean, Va., was founded in 1999 and provides critical IT services through a number of contract vehicles to a broad range of customers including the US Department of Homeland Security, US Department of Justice, US Transportation Security Administration, Federal Bureau of Investigation, US Defense Logistics Agency, the Kansas Bureau of Investigation, the City of San Diego and many leading systems integrators.

For the fiscal year ending December 31, 2007, iSYS is projecting to report over approximately $18 million in revenue and its sixth consecutive year of positive growth and profitability. iSYS’ current contract backlog, which represents the estimated revenues expected to be derived from awarded contracts over their remaining lives, is approximately $75.0 million, with approximately $50 million of that backlog through 2009 and the remainder through 2012. Under the terms of the transaction, WidePoint also acquired complete and exclusive ownership of the intellectual property portfolio of iSYS.

The acquisition was materially financed through a senior debt facility provided by Cardinal Bank.

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WidePoint CEO Steve Komar said, “This acquisition continues to improve our already strong capabilities in the federal information management and identity assurance space, while adding high growth mobile technology management and forensic informatics software and services skills to our cross sales business strategy. iSYS’ proven expertise and high value government clearances, contract vehicles and impressive customer base has positioned the company to continue its strong growth and expansion well into the foreseeable future. Combining iSYS’ capabilities and opportunities with those of WidePoint significantly expands our footprint in our target markets and enhances our ability to service and grow the portfolio of products and services we provide to our clients.”

Jin Kang, President of iSYS, said, “We are excited about the opportunity to become a key contributor to the growth of a company we hold in high regard. We look forward to leveraging WidePoint’s contacts, managerial expertise, technical abilities and high profile to add to our already strong growth pipeline. Our portfolio of services fits well with WidePoint’s advanced solutions, benefiting each of our client bases and enabling us to jointly pursue new high visibility opportunities.”

WidePoint’s CFO Jim McCubbin added, “We believe the acquisition of iSYS will be immediately accretive to WidePoint given the large multi-year, multi-million dollar backlog at iSYS along with their pipeline of new opportunities they presently are bidding on. By principally utilizing approximately $5 million dollars in senior structured debt for a large portion of the purchase price, along with $2 million dollars in a sellers note and 1.5 million common shares of WidePoint, we believe we have optimized the value and risk profile of WidePoint as we minimized dilution to all our shareholders.”

Cardinal Bank SVP Sushil Clarence stated, “We are pleased to have expanded our relationship with WidePoint through this transaction. The combination of these two businesses with their complementary management teams, contract vehicles, technologies and backlogs of business add great strength to this newly expanded business enterprise.”

Details regarding the terms of the agreement will be available in WidePoint’s Form 8-K filing concerning this transaction with the Securities and Exchange Commission.

About WidePoint

WidePoint is a technology-based provider of products and services to the government sector and commercial markets. WidePoint specializes in providing systems engineering, integration and information technology services. WidePoint’s wholly owned subsidiary, Operational Research Consultants, Inc. (ORC), is at the forefront of implementing government-compliant eAuthentication identity management managed services and associated systems engineering/integration. ORC has earned four major U.S. federal government certifications offering the highest levels of assurance for transactions over the Internet. For more information on ORC, visit http://www.orc.com or call 1-800-816-5548.

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WidePoint’s profile of customers encompasses U.S. Federal Government agencies, including the Department of Defense, the Department of Homeland Security and the Department of Justice as well as major U.S. defense contractors and several major pharmaceutical companies. For more information, visit http://www.widepoint.com.

An investment profile about WidePoint may be found at http://www.hawkassociates.com/wyyprofile.aspx.

For investor relations information regarding WidePoint, contact Frank Hawkins or Cale Smith, Hawk Associates, at 305-451-1888, e-mail: info@hawkassociates.com.

Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk disclosed in the company’s Forms 10-K and 10-Q filed with the SEC.

Investor Relations Contact: Hawk Associates, Inc. Frank Hawkins and Cale Smith Phone: (305) 451-1888 Email: info@hawkassociates.com http://www.hawkassociates.com

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